Renewal of Distribution Agreement

Agreement made this 7th day of August, 2018 by and between Nuveen Multistate Trust IV, a Massachusetts business trust (the “Fund”), and NUVEEN SECURITIES, LLC (formerly, John Nuveen & Co. Incorporated), a Delaware limited liability company (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2018 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 15, 2019 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 15, 2019 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST IV

	By:	/s/ Diana R. Gonzalez
Vice President
ATTEST:

/s/ Virginia O’Neal

NUVEEN SECURITIES, LLC

	By:	/s/ Kevin J. McCarthy
Senior Managing Director
ATTEST:

/s/ Virginia O’Neal